UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
April 14, 2008
Date of Report (Date of earliest event reported)
PORTOLA PACKAGING, INC.
(Exact name of registrant as specified in its charter)

Delaware	033-95318	94-1582719

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
951 Douglas Road
Batavia, IL 60510
(Address of principal executive offices, including zip code)
(630)406-8440
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-Commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-Commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
     On April 14, 2008, Portola Packaging, Inc. (“Portola”) entered into an amendment (the “Amendment”) to its existing Credit Agreement with General Electric Capital Corporation (“GECC”). The Amendment, among other things, effected the following revisions to the existing Credit Agreement:
•	The Commitment Termination Date was previously January 23, 2009, it is now April 15, 2011.
•	The Index Rate Margin previously meant 1.00% per annum, it now means 2.50% per annum and the LIBOR Margin previously meant 2.00% per annum, it now means 4.00% per annum.
•	The Amendment increased the amount of lease payments in any fiscal year from $6.0 million to $8.0 million.
•	The Amendment increased the amount of Capital Expenditures during fiscal year 2008 from $16.5 million to $17.0 million and $10.0 million to $12.0 million per fiscal year for the remainder of the Agreement.
•	Portola is required to maintain EBITDA for any twelve (12) month period ending on the last day of each fiscal month, commencing with the fiscal month ending April 30, 2008, of at least $19.25 million. Previously, Portola was required to maintain EBITDA for any twelve (12) month period ending on the last day of each fiscal month, of $17.5 million.
Portola paid GECC a fee of $900,000 in connection with entering into the Amendment. A copy of the Amendment is attached to this Current Report on Form 8-K as exhibit 99.1 and is incorporated herein by reference.
     On April 14, 2008, Portola Packaging, Inc. (“Portola”) entered into $15.0 million Credit Agreement and Term Note (the “Term Note”) with Wayzata Investment Partners LLC (“Wayzata”). The Term Note is secured by a second lien on certain of Portola’s assets including the stock and assets of its subsidiaries. The Term Note bears an interest rate of 12.0% per annum and is paid quarterly, with full principal payment due in July of 2011. Copies of the Credit Agreement and Term Note are attached to this Current Report on Form 8-K as exhibit 99.2 and are incorporated herein by reference.
Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS
     (C) Exhibits
     99.1 Tenth Amendment to Fourth Amended and Restated Credit Agreement, dated as of April 14, 2008, by and between Portola and GECC
     99.2 Credit Agreement and Term Note, dated as of April 14, 2008, by and between Portola and Wayzata

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Portola Packaging, Inc.

Dated: April 16, 2008	By: Kim Wehrenberg

/s/ Kim Wehrenberg Kim Wehrenberg
General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Tenth Amendment to Fourth Amended and Restated Credit Agreement, dated as of April 14, 2008, by and between Portola and GECC

99.2	Credit Agreement and Term Note, dated as of April 14, 2008, by and between Portola and Wayzata